SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 16, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609	PG&E Corporation	California	94-3234914
333-66032	PG&E National Energy Group, Inc.	Delaware	94-3316236
PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105	PG&E National Energy Group, Inc. 7600 Wisconsin Avenue Bethesda, Maryland

(Address of principal executive offices) (Zip Code)

(415) 267-7000		(301) 280-6800

(Registrant's telephone number, including area code)

As previously disclosed, PG&E Corporation’s subsidiary, PG&E National Energy Group Inc. (PG&E NEG), is currently in default under various debt agreements and guaranteed equity commitments totaling approximately $2.9 billion.  PG&E NEG continues to negotiate with its lenders regarding certain of these commitments as described below.

Further, consistent with its previously announced strategy to dispose of certain merchant assets, including its New England generating assets, through sale, abandonment or other transfer, PG&E NEG has agreed to sell, or has sold, other assets as described below.  PG&E NEG and its subsidiaries are continuing their efforts to abandon, sell, or transfer additional assets, and are reducing their energy trading operations in an ongoing effort to raise cash and reduce debt, whether through negotiation with lenders or otherwise.  Such asset transfers, sales, or abandonments will cause substantial charges to earnings in 2002 and 2003.   As previously reported, if the lenders exercise their default remedies or if the financial commitments are not restructured, PG&E NEG and certain of its subsidiaries may be compelled to seek protection under or be forced into a proceeding under Chapter 11 of the U.S. Bankruptcy Code.

Funding of GenHoldings’ Generating Projects

As previously disclosed, in October 2002, GenHoldings I, LLC (GenHoldings), a subsidiary of PG&E NEG, defaulted under its credit agreement by failing to make equity contributions to fund construction draws for the Athens, Harquahala, and Covert generating projects.   Through December 31, 2002, GenHoldings has contributed $833 million of equity to the projects.  Although PG&E NEG has guaranteed GenHoldings’ obligation to make equity contributions, PG&E NEG has notified the GenHoldings lenders that it will not make further equity contributions on behalf of GenHoldings. In November and December 2002, the lenders executed waivers and amendments to the credit agreement under which they agreed to continue to waive until March 31, 2003, the default caused by GenHoldings’ failure to make equity contributions.  In addition, certain of these lenders agreed to increase their loan commitments to an amount sufficient to provide (i) the funds necessary to complete construction of the Athens, Covert and Harquahala facilities; and (ii) additional working capital facilities to enable each project, including Millennium, to timely pay for its fuel requirements and to provide its own collateral to support natural gas pipeline capacity reservations and independent transmission system operator requirements.  The November and December 2002 increased loan commitments are senior to the original liens and pari passu with each other but are senior to amounts loaned through and including the October credit extension. As a result, on November 25, 2002, the funding lenders paid GenHoldings’ then pending draw request of approximately $75 million and on December 23, 2002, the funding lenders paid GenHoldings’ then pending draw request of approximately $44 million.

In connection with the lenders’ waiver of various defaults and additional funding commitments, PG&E NEG has agreed to cooperate with any reasonable proposal by the lenders regarding disposition of the equity in or assets of any or all of the PG&E NEG subsidiaries holding the Athens, Covert, Harquahala and Millenium projects.  The amended credit agreement provides that an event of default will occur if the Athens, Covert, Harquahala and Millennium facilities are not transferred to the lenders or their designees on or before March 31, 2003.  Such a default would trigger lender remedies, including the right to foreclose on the projects.

Under the waiver, PG&E NEG has re-affirmed its guarantee of GenHoldings’ obligation to make equity contributions to these projects of approximately $355 million.  Neither PG&E NEG nor GenHoldings currently expects to have sufficient funds to make this payment. The requirement to pay $355 million will remain an obligation of PG&E NEG that would survive the transfer of the projects.

Further, as a result of GenHoldings’ failure to make required payments under the interest rate hedge contracts entered into by GenHoldings, the counterparties to such interest rate hedge contracts terminated the contracts during December 2002.  Settlement amounts due by GenHoldings in connection with such terminated contracts are, in the aggregate, approximately $49.8 million.  This amount was included in the previously reported $192 million loss for interest rate hedges included in Other Comprehensive Income, net of taxes, on the balance sheet at September 30, 2002.  This amount will be transferred from Other Comprehensive Income and reflected as a charge to earnings in the fourth quarter of 2002.

On December 13, 2002, The Shaw Group, Inc. (Shaw) filed complaints in the United States District Court for the District of Delaware against PG&E NEG and certain affiliates including the owners of the Covert and Harquahala projects.  Shaw is the construction contractor for these projects.  In its complaints, Shaw alleges that it has not received adequate assurances of payment from PG&E NEG or its affiliates, that PG&E NEG’s pre-financing payment guarantees for each of the Covert and Harquahala projects have been reestablished, and that PG&E NEG has repudiated its obligations under various guarantees.  Shaw seeks declaratory relief that it is relieved from its obligations under the construction contracts for Covert and Harquahala and certain other agreements and that these contracts have been repudiated by PG&E NEG and its affiliates entitling Shaw to damages.  GenHoldings believes that Shaw is not entitled to adequate assurances as a matter of law and that, in any case, the credit arrangements which became effective on December 23, 2002 by which the lenders agreed to provide funds to complete construction, are sufficient to provide Shaw adequate assurances.  PG&E NEG believes Shaw’s other claims are entirely without merit and intends to vigorously defend all claims and pursue any counterclaims it or its affiliates may have against Shaw.  PG&E NEG cannot predict the outcome of this matter.

Funding of Lake Road and La Paloma Generating Projects

As of December 4, 2002, PG&E NEG and certain subsidiaries entered into various agreements with the respective lenders for each of the Lake Road and La Paloma generating projects providing for (i) funding of construction costs required to complete the La Paloma facility; and (ii) additional working capital facilities to enable each subsidiary to timely pay for its fuel requirements and to provide its own collateral to support natural gas pipeline capacity reservations and independent transmission system operator requirements, as well as for general working capital purposes.  Lenders extending new credit under these agreements have received liens on the projects that are senior to the existing lenders’ liens.  These agreements provide, among other things, that the failure to transfer right, title and interest in, to and under the Lake Road and La Paloma projects to the respective lenders by June 9, 2003 will constitute a default under the agreements.  The failure to transfer the facilities would entitle the lenders to accelerate the new indebtedness and exercise other remedies.

In consideration of the lenders’ waiver of certain defaults, PG&E NEG had previously agreed to cooperate, and cause its subsidiaries to cooperate, with any reasonable proposal regarding disposition of the ownership interests in and/or assets of the La Paloma project, on terms and conditions satisfactory to the lenders in their sole discretion.

The La Paloma and Lake Road projects have been financed entirely with debt.  PG&E NEG has guaranteed the repayment of a portion of the project subsidiary debt in the approximate aggregate amounts of $374.5 million for La Paloma and $230 million for Lake Road, which amounts represent the subsidiaries’ equity contribution in the projects.  The lenders have accelerated the guaranteed portion of the debt and made a payment demand under the PG&E NEG guarantee.  Neither the PG&E NEG subsidiaries nor PG&E NEG have sufficient funds to make these payments.  The requirement to make the payments will remain an obligation of PG&E NEG that would survive the transfer of the projects.

Further, as a result of the La Paloma and Lake Road subsidiaries’ failure to make required payments under the interest rate hedge contracts entered into by them, the counterparties to such interest rate hedge contracts have terminated the contracts.   Settlement amounts due from the Lake Road and La Paloma project subsidiaries in connection with such terminated contracts are, in the aggregate, approximately $61 million and $78 million, respectively.  These amounts were included in the previously reported $192 million loss for interest rate hedges included in Other Comprehensive Income, net of taxes, on the balance sheet at September 30, 2002.  These amounts will be transferred from Other Comprehensive Income and reflected as a charge to earnings in the fourth quarter of 2002.

Termination of Turbine Purchase Agreements

As previously disclosed, PG&E NEG had accrued approximately $53 million (pre-tax) at October 31, 2002, for future termination payments required under certain turbine and related equipment contracts.

On November 21, 2002, Mitsubishi Power Systems, Inc. (MPS) notified PG&E NEG’s subsidiary that it was terminating the turbine purchase agreement for failure to pay past due amounts and failure to cash-collateralize PG&E NEG’s guarantee.  While PG&E NEG’s subsidiary has disputed that such amounts were due before January and July 2003, and has asserted that a breach under PG&E NEG’s guarantee did not give rise to a breach of the turbine purchase agreement, neither PG&E NEG nor PG&E NEG’s subsidiary intends to contest the termination.  PG&E NEG’s subsidiary does, however, maintain that the remaining $14 million payable under the turbine purchase agreement is not due until January 2003 when $4.5 million is due and July 2003 when the remaining $9.5 million is due and that MPS has no right to accelerate these payments. (PG&E NEG did not make the January payment pending negotiations with MPS.)  PG&E NEG does not know if MPS will take further steps in an effort to accelerate these payments. The $14 million remaining payment has been included in the $53 million accrual at October 31, 2002.

Also, on November 22, 2002, PG&E NEG’s subsidiaries reached agreement with (i) General Electric Company (GEC) to terminate its master turbine purchase agreement and its turbine purchase agreement for the Mantua Creek project and (ii) General Electric International, Inc. (GEII) to terminate its master long term service agreement and its long term service agreement for the Mantua Creek project.  In exchange for a partial payment of the termination fees for the master turbine purchase agreement and the master long term service agreements in the amount of $11.5 million (which payments were made on November 26, 2002), GEC and GEII have agreed to reduce the balance of these fees from approximately $34 million to approximately $22 million and to defer payment of the reduced fees to December 31, 2004.  The $22 million remaining payment has been included in the $53 million accrual at October 31, 2002.

The cost to terminate the turbine purchase agreement with GEC for the Mantua Creek project was prepaid.  PG&E NEG’s subsidiary that owns the Mantua Creek project prepaid $79 million and received a $31 million refund upon termination. The remaining $48 million will be reflected as a loss in the fourth quarter of 2002.

On December 6, 2002, the lenders under the turbine credit agreement provided notice that the termination of the GEC master turbine purchase agreement constitutes an additional default under the turbine credit agreement.  As previously disclosed, PG&E NEG’s November 14, 2002 default under its credit agreement caused a cross-default under the turbine credit agreement. Upon a default the lenders are entitled to accelerate the indebtedness outstanding under the turbine credit agreement (approximately $205 million at December 31, 2002).  PG&E NEG has guaranteed its subsidiary’s obligations under the turbine credit agreement.

In 2001, PG&E NEG’s subsidiary that owns the Mantua Creek project contracted with Hitachi America, Ltd. (HAL) for steam turbine generators and heat recovery steam generators for the Mantua Creek project.  On December 24, 2002, these agreements were terminated.  Mantua Creek had previously paid HAL approximately $55 million under these contracts. The remaining costs to terminate these contracts relating to the Mantua Creek project are approximately $11 million and will be reflected as a loss in the fourth quarter of 2002.

Tolling Agreements

As previously reported, pg&e NEG’s subsidiary, PG&E Energy Trading - Power, LP (PG&E ET) has provided notices of default with respect to the performance of the following parties under tolling agreements entered into with PG&E ET: Liberty Electric Power, L.P. (Liberty), Calpine Energy Services, L.P. (Calpine), Southaven Power, LLC (Southaven) and Caledonia Generating, LLC (Caledonia).  In addition, PG&E ET has provided notice to Calpine that PG&E ET is terminating the tolling agreement with that party.  Each of Calpine, Southaven and Caledonia have advised pg&e ET that they disagree with pg&e ET’s claim that they are in default under these agreements.  PG&E ET has agreed to forbear from taking further action with respect to Liberty.

As previously disclosed, PG&E ET’s obligations under the tolling agreement with Liberty are guaranteed primarily by PG&E NEG and secondarily by PG&E GTN for an aggregate amount of up to $150 million.  PG&E NEG also has guaranteed PG&E ET’s obligations under the tolling agreements with Southaven and Caledonia for up to $176 million and $250 million, respectively.  Upon termination of the tolling agreements, the terminating party is entitled to a termination payment based on a formula that takes into account a number of factors, including market conditions such as the price of power and the price of fuel. To the extent PG&E ET fails to pay a termination payment for which PG&E ET is determined to be liable, the counterparty may seek to require PG&E NEG to pay as guarantor up to the maximum amount of the guarantee.  PG&E NEG is unable to predict whether counterparties will seek to terminate their tolling agreements.  PG&E NEG does not currently expect to be able to pay the full amount of termination payments if any become due.

Attala Default

As previously reported, PG&E NEG has provided a $300 million guarantee to support the payment obligations of its indirect wholly owned subsidiary, Attala Energy Company, LLC (Energy LLC), under a tolling agreement entered into with Attala Generating Company, LLC (Generating LLC), another indirect wholly owned subsidiary of PG&E NEG.  On May 7, 2002, Generating LLC completed a $340 million sale and leaseback transaction whereby it sold and leased back its approximately 526 megawatt (MW) generation facility located in Mississippi to a third party special purpose entity.  The payments under the 25-year term tolling agreement provide Generating LLC, as lessee, with sufficient cash flowsduring the term of the tolling agreement to pay rent under the 37-year lease and certain other operating costs.  Energy LLC is unable to make the payments under the tolling agreement and failed to make the required payment due on November 22, 2002 to Generating LLC.  Failure to cure this payment default constituted an event of default under the tolling agreement on November 27, 2002.  Further, PG&E NEG's failure to pay maturing principal under its revolving credit facilities on November 14, 2002 became an event of default under the tolling agreement upon Energy LLC’s failure to replace the PG&E NEG guarantee by December 16, 2002.  On December 31, 2002, the tolling agreement terminated following notice of termination given by Generating LLC.  The parties are currently calculating the termination payment, if any, that Energy LLC would owe Generating LLC.  Despite the termination of the tolling agreement, Energy LLC remains obligated to provide an acceptable guarantee or collateral to secure its obligations under the tolling agreement including the payment of any termination payment that may be determined to be due.

No default has occurred under the lease and Generating LLC timely made the $22.2 million lease payment due January 2, 2003.  However, the lease provides that failure to replace the tolling agreement with a satisfactory replacement tolling agreement within 180 days after the first default under the tolling agreement (which occurred on November 27, 2002) will constitute an event of default under the lease.  After the termination payment has been determined in accordance with the tolling agreement and if Energy LLC or PG&E NEG both fail, or have failed, to provide security as required by the tolling agreement, the time period would not extend beyond the 60th day after such failure to provide security.  Upon the occurrence of an event of default under the lease, the lessor would be entitled to exercise various remedies, including termination of the lease and foreclosure of the assets securing the lease.

Transfer of North Baja Pipeline

On December 11, 2002, PG&E Gas Transmission, Northwest Corporation (PG&E GTN) completed the purchase from PG&E Gas Transmission Holdings Corporation of 100 percent of the equity of North Baja Pipeline, LLC (NBP) effective as of the close of business on October 31, 2002.  NBP owns an interstate gas pipeline running from Arizona to the U.S.-Mexico border in California.  PG&E GTN paid $63 million in cash and has acquired the NBP membership interest subject to NBP's existing indebtedness and remaining construction commitments of $92 million, which amount includes $75 million previously borrowed from PG&E GTN.  The transaction was funded through PG&E GTN’s available cash on hand and $58 million borrowed under PG&E GTN's existing credit facility.

Sale of Mountain View Wind Facility

On December 18, 2002, a subsidiary of PG&E NEG entered into an agreement to sell its 66.6 MW wind-powered generation facility near Palm Springs, California, to Centennial Power, Inc. for $102.5 million.  Among other conditions, the sale was subject to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act which requires parties to certain acquisitions to notify the Federal Trade Commission and the Antitrust Division of the Department of Justice and to observe a waiting period to allow the antitrust agencies to determine whether to conduct an investigation.  On December 30, 2002, the Department of Justice issued a notice approving early termination of the waiting period.  The sale remains subject to receipt of regulatory approval from the Federal Energy Regulatory Commission and other conditions contained in the agreement.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99.1 -  Fourth Waiver and Amendment dated as of December 23, 2002, among GenHoldings I, LLC, various lenders identified as the GenHoldings Lenders, the Administrative Agent, and acknowledged and agreed to by PG&E National Energy Group, Inc.

Exhibit 99.2  Second Omnibus Restructuring Agreement dated as of December 4, 2002 among La Paloma Generating Company, LLC, La Paloma Generating Trust, Ltd., and various other parties, including PG&E National Energy Group, Inc.

Exhibit 99.3  Priority Credit and Reimbursement Agreement among La Paloma Generating Company, LLC, La Paloma Generating Trust Ltd., Wilmington Trust Company, in its individual capacity and as Trustee, Citibank, N.A., as the Priority Working Capital L/C Issuer, the Several Priority Lenders from time to time parties hereto, Citibank, N.A., as administrative agent, and

Citibank, N.A., as priority agent, dated as of December 4, 2002

Exhibit 99.4  Second Omnibus Restructuring Agreement dated as of December 4, 2002 among Lake Road Generating Company, LLC, Lake Road Generating Trust, Ltd., and various other parties, including PG&E National Energy Group, Inc.

Exhibit 99.5  Priority Credit and Reimbursement Agreement among Lake Road Generating Company, LLC, Lake Road Trust Ltd., Wilmington Trust Company, in its individual capacity and as Trustee, Citibank, N.A., as the Priority L/C Issuer, the Several Priority Lenders from time to time parties hereto, Citibank, N.A., as administrative agent, and Citibank, N.A., as priority agent, dated as of December 4, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PG&E NATIONAL ENERGY GROUP, INC.
By: THOMAS E. LEGRO

THOMAS E. LEGRO Vice President, Controller and Chief Accounting Officer

Date:  January 16, 2003

EXHIBIT INDEX

Exhibit No.                   Description of Document

99.1                 Fourth Waiver and Amendment dated as of December 23, 2002, among GenHoldings I, LLC, various lenders identified as the GenHoldings Lenders, the Administrative Agent, and acknowledged and agreed to by PG&E National Energy Group, Inc.

99.2                 Second Omnibus Restructuring Agreement dated as of December 4, 2002 among La Paloma Generating Company, LLC, La Paloma Generating Trust, Ltd., and various other parties, including PG&E National Energy Group, Inc.

99.3                 Priority Credit and Reimbursement Agreement among La Paloma Generating Company, LLC, La Paloma Generating Trust Ltd., Wilmington Trust Company, in its individual capacity and as Trustee, Citibank, N.A., as the Priority Working Capital L/C Issuer, the Several Priority Lenders from time to time parties hereto, Citibank, N.A., as administrative agent, and Citibank, N.A., as priority agent, dated as of December 4, 2002

99.4                 Second Omnibus Restructuring Agreement dated as of December 4, 2002 among Lake Road Generating Company, LLC, Lake Road Generating Trust, Ltd., and various other parties, including PG&E National Energy Group, Inc.

99.5                 Priority Credit and Reimbursement Agreement among Lake Road Generating Company, LLC, Lake Road Trust Ltd., Wilmington Trust Company, in its individual capacity and as Trustee, Citibank, N.A., as the Priority L/C Issuer, the Several Priority Lenders from time to time parties hereto, Citibank, N.A., as administrative agent, and Citibank, N.A., as priority agent, dated as of December 4, 2002